Exhibit 107

Calculation of Filing Fee Tables
Form S-8
ALARM.COM HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule(3)	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Equity	Common Stock, $0.01 par value per share	457(h)	2,512,972(2)	$68.67(3)	$172,565,787.24	0.0000927	$15,996.85
Total Offering Amounts					$172,565,787.24		$15,996.85
Total Fee Offsets							–
Net Fee Due							$15,996.85

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2) Represents shares of Common Stock that were added to the shares authorized for issuance under the Alarm.com Holdings, Inc. 2015 Equity Incentive Plan (the “2015 EIP”) on January 1, 2022 pursuant to an “evergreen” provision contained in the 2015 EIP.

(3) Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $68.67, the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Select Market on February 22, 2022.

(4) The Registrant does not have any fee offsets.